Exhibit 10.2
FORM OF
RESTRICTED SHARE UNIT AGREEMENT
UNDER THE AIRCASTLE LIMITED
2014 OMNIBUS INCENTIVE PLAN
This Award Agreement (this “Restricted Share Unit Agreement”), dated as of [__________] (the “Date of Grant”), is made by and between Aircastle Limited, a Bermuda exempted company (the “Company”) and [___________] (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Aircastle Limited 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.
1.     -Grant.
(a)    Restricted Share Units. The Company hereby grants to the Participant the number of units set forth on Schedule 1 hereto in the column labeled “Restricted Share Unit Grant” (such units, the “Restricted Share Units”). Each Restricted Share Unit represents the right to receive one Share, subject to all of the terms and conditions of this Restricted Share Unit Agreement and the Plan.
(b)    Other Share-Based Awards. The Company hereby grants to the Participant dividend equivalent rights on a notional number of Shares equal to the number of Restricted Share Units set forth on Schedule 1 hereto in the column labeled “Restricted Share Unit Grant” (such rights, the “DERs” and such number of Shares being the “number of DERs”), subject to all of the terms and Conditions of this Restricted Share Unit Agreement and the Plan.
2.     Restricted Share Unit Vesting and Issuance of Shares; Restrictions.
(a)    Vesting of Restricted Share Units and Issuance of Shares. The Restricted Share Units shall vest in installments on each vesting date set forth on Schedule 1 hereto (each, a “Vesting Date”), subject in each case (except as otherwise provided on Schedule 1 hereto) to the continued employment of the Participant by the Company or one of its Subsidiaries or Affiliates, and provided that the Participant has not given or received notice of resignation or termination, as of each applicable Vesting Date. Shares relating to vested Restricted Share Units shall be issued to the Participant on or as soon as practicable following the applicable Vesting Date (subject to any requirement to execute a release of claims), but in no event later than December 31 of the year in which such Vesting Date occurs.
(b)    Restrictions.
(i)    Restricted Share Units. Until Shares are issued to the Participant in respect of the Restricted Share Units as provided in Section 2(a) hereof, no Transfer (as defined in Section 7 hereof) of the Restricted Share Units or any of the Participant’s rights with respect to the Restricted Share Units, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Administrator determines otherwise, any attempt to Transfer the Restricted Share Units or any rights in respect of the Restricted Share Units shall result in such Restricted Share Units and all of the rights related thereto being immediately forfeited by the Participant without any consideration of any kind being paid to the Participant in respect thereof, and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Share Units or any of the rights related thereto.

(ii)    DERs. No Transfer of the DERs or any of the Participant’s rights with respect to the DERs, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Administrator determines otherwise, any attempt to Transfer the DERs or any rights in respect of the DERs shall result in such DERs and all of the rights related thereto being immediately forfeited by the Participant without any consideration of any kind being paid to the Participant in respect thereof, and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such DERs or any of the rights related thereto.
3.    DER Vesting and Payment Terms.
(a)    Vesting. All of the Participant’s rights to the DERs are fully vested on the Date of Grant and the Participant shall be entitled to receive a cash payment equal to any ordinary dividends paid to holders of Shares on the date that such dividend is paid to the holders of Shares.
(b)    Forfeiture. Upon the issuance to the Participant of Shares in respect of any Restricted Share Units as provided in Section 2(a) hereof, the Participant shall forfeit to the Company the DERs with respect to an equivalent number of Shares, without any consideration of any kind being paid to the Participant in respect thereof, and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such DERs or the notional Shares on which they were granted. For DERs in respect of any Shares, the period from the Date of Grant to the date of forfeiture pursuant to the preceding sentence is referred to herein as the “DER Vested Period.”
(c)    Payment. If, during the DER Vested Period for any DERs, the record date for any dividends payable in respect of the Shares occurs, then promptly following the payment of such dividends to holders of such Shares, the Company shall pay a bonus to the Participant in an amount equal to (x) the per-share dividend so paid to such holders, multiplied by (y) the number of DERs held by the Participant on such record date.
4.     -Adjustments. Pursuant to Section 5 of the Plan, in the event of a Change in Capitalization, the Administrator shall make such equitable changes or adjustments as it deems neces-sary or appropriate to the number and kind of securities or other property (including cash) issued or issuable in respect of out-standing Restricted Share Units and DERs.
5.     Notices. All notices and other communications under this Restricted Share Unit Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows: (i) if to the Company, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford CT 06902, Attn: General Counsel and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.
6.     -No Obligation to Register. The Company shall be under no obligation to register the Shares relating to the Restricted Share Units pursuant to the Securities Act or any other federal or state securities laws.
7.     --Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Share Units or

DERs or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of this Restricted Share Unit Agreement will be valid, and the Company will not transfer any of said Restricted Share Units on its books, except with the prior written consent of the Board of Directors of the Company (such consent shall be granted or withheld in the sole discretion of the Board of Directors).
8.     Taxes.
(a)    The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contem-plated by this Restricted Share Unit Agreement. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the grants hereunder, or the Company or an affiliate may at its option deduct from the Participant’s next normal payroll, an amount equal to all applicable taxes the Company determines it is required (or permitted) to withhold at the lowest applicable rate determined by the Company under applicable tax laws with respect to the grants hereunder. The Participant may satisfy the foregoing requirement by making a payment to the Company in cash or, in his or her sole discretion, by either (i) electing to have the Company withhold from the issuance of Shares relating to the Restricted Share Units or (ii) by delivering to the Company Shares that the Participant already owns, in each case having a value equal to the amount of tax required (or permitted) to be withheld. Such Shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Any fractional amounts shall be settled in cash.
(b)    The Participant acknowledges that the tax laws and regulations applicable to the Restricted Share Units and DERs and the disposition of the Shares the Participant may receive following vesting of the Restricted Share Units are complex and subject to change, and it is the sole responsibility of the Participant to obtain his or her own advice as to the tax treatment of the terms of this Restricted Share Unit Agreement.

BY SIGNING THIS RESTRICTED SHARE UNIT AGREEMENT, THE PARTICIPANT REPRESENTS THAT HE OR SHE HAS REVIEWED WITH HIS OR HER OWN TAX ADVISORS THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS RESTRICTED SHARE UNIT AGREEMENT AND THAT HE OR SHE IS RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS. THE PARTICIPANT UNDERSTANDS AND AGREES THAT HE OR SHE (AND NOT THE COMPANY) SHALL BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS RESTRICTED SHARE UNIT AGREEMENT.
9.    Section 409A Compliance. The intent of the parties is that the payments and benefits under this Restricted Share Unit Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Restricted Share Unit Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company and its Affiliates for purposes of this Restricted Share Unit Agreement until the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Any payments described in this Restricted Share Unit Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Restricted Share Unit Agreement, to the extent that any payment (including Share delivery) is to be made upon a separation from service and such payment would result in the imposition of any individual penalty tax and late interest charges imposed under Section 409A of the Code, such payment shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). The Company makes no representation that any or all of the payments and benefits under this Restricted Share Unit Agreement comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payments or benefits. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.
10.     -Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Share Unit Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
11.    Confidentiality.
(a)    The Participant acknowledges that during the period of his service with the Company he shall have access to the Company’s Confidential Information (as defined below). All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires the Participant to do so. The Participant agrees that the Participant shall not at any time during the term of the Participant’s service or thereafter, without the Company’s prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form, (including, without limitation, (a) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (b) any Proprietary Information (as defined below)), concerning the Company’s or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall the Participant utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with the Participant’s service by the Company. The Participant hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on the Participant’s activities contained in this Restricted Share Unit Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Restricted Share Unit Agreement. This confidentiality provision shall survive the termination of this Restricted Share Unit Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any of its Affiliates.
(b)    With respect to any Confidential Information that constitutes a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force for so long as the particular information remains a trade secret or for the two year period immediately following termination of the Participant’s service for any reason, whichever is longer. With respect to any Confidential Information that does not constitute a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force during the Participant’s service and for the two year period immediately following termination of Participant’s service for any reason.
(c)    The Participant agrees that the Participant shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this Restricted Share Unit Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (a) any information that has otherwise been disclosed to the public not in violation of this Restricted Share Unit Agreement and (b) general business knowledge and work skills of the Participant, even if developed or improved by the Participant while in the employ of the Company. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by the Participant to the Company. The Participant’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section shall continue beyond the Participant’s termination of service and the Participant shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.
(d)    Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Participant acknowledges that her or she shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Agreement, or any other Agreement that the Participant has with the Company or any of its Affiliates, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section. Notwithstanding anything in this RSU Award Agreement, or any other Agreement that the Participant has with the Company or any of its Affiliates, to the contrary, the provisions of this RSU Award Agreement do not prohibit the Participant from voluntarily reporting violations of federal or state law or regulation to any governmental agency or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor do the confidentiality obligations require the Participant to notify the Company regarding any such reporting, disclosure or cooperation with the government.
-12.    Governing Law. This Restricted Share Unit Agreement shall be governed by and construed according to the laws of Bermuda.
13.    -Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Share Units, the DERs, and this Restricted Share Unit Agreement shall be subject to all terms and conditions of the Plan and this Restricted Share Unit Agreement.
14.    -Amendments; Construction. The Administrator may amend the terms of this Restricted Share Unit Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent. To the extent the terms of Section 11 above conflict with any prior agreement between the parties related to such subject matter, the terms of Section 11 shall supersede such conflicting terms and control. Headings to Sections of this Restricted Share Unit Agreement are intended for convenience of reference only, are not part of this Restricted Share Unit Agreement and shall have no effect on the interpretation hereof.
15.    -Survival of Terms. This Restricted Share Unit Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.
16.    -Rights as a Shareholder. Until Shares have been issued to the Participant in accordance with Section 2(a), the Participant shall not have any of the rights of a shareholder with respect to Restricted Share Units. Accordingly, the Participant shall not have the right to vote the Restricted

Share Units. The grant of DERs with respect to a notional number of Shares shall not confer on the Participant any rights whatsoever as a shareholder of any such Shares.
17.    -Agreement Not a Contract for Services. Neither the Plan, the granting of the Restricted Share Units or the DERs, this Restricted Share Unit Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agree-ment or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.
18.    -Authority of the Administrator; Disputes. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Restricted Share Unit Agreement. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.
19.    Severability. Should any provision of this Restricted Share Unit Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Share Unit Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Share Unit Agreement.
20.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Restricted Share Unit Agreement. The Participant has read and understands the terms and provisions of the Plan and this Restricted Share Unit Agreement, and accepts the Restricted Share Units and DERs subject to all the terms and conditions of the Plan and this Restricted Share Unit Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Restricted Share Unit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Share Unit Agreement on the day and year first above written.

AIRCASTLE LIMITED

By
Name
Title

[NAME OF PARTICIPANT]

___________________________________

Schedule 1

Vesting Schedule:

Aircastle Limited
Restricted Share Unit Grant Summary

	Restricted	Vesting Dates
Name	Share Unit Grant	2018	2019	2020
	[________]	[________]	[________]	[________]

Except as otherwise provided in this Schedule 1, upon termination of the Participant’s employment with the Company and its Subsidiaries and Affiliates for any reason, any Restricted Share Units which have not already vested shall immediately expire without consideration of any kind and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Share Units, and any notice period following the date on which the Participant gave or received notice of termination of employment shall be disregarded for purposes of the vesting of the Restricted Share Units.

Notwithstanding the foregoing:
(w)    upon termination of the Participant’s employment with the Company and its Subsidiaries and Affiliates for any reason (other than by the Company for Cause (as defined in the Participant’s employment agreement)) on or following _________2018, any unvested Restricted Share Units will continue to vest in installments on the Vesting Dates set forth above and Shares will be issued to the Participant, in each case as set forth in Section 2(a) hereof, subject to the Participant’s execution (and non-revocation) of a separation agreement prepared by the Company (or any Subsidiary or Affiliate)

within sixty (60) days following the date of such termination of employment, which includes, inter alia, a general release of claims;
(x)    in the event that the Participant’s employment with the Company or a Subsidiary or Affiliate is terminated prior to _________ 2018, by the Company without Cause (as defined in the Participant’s employment agreement) or by the Participant with Good Reason (as defined in the Participant’s employment agreement), then any unvested Restricted Share Units will continue to vest in installments on the Vesting Dates set forth above and Shares will be issued to the Participant, in each case as set forth in Section 2(a) hereof, subject to the Participant’s execution (and non-revocation) of a separation agreement prepared by the Company (or any Subsidiary or Affiliate) within sixty (60) days following the date of such termination of employment, which includes, inter alia, a general release of claims;
(y)    in the event that the Participant's employment is terminated (A) by the Company without Cause (as defined in the Participant’s employment agreements), (B) as a result of the Company’s non-renewal of the Participant’s term of employment or (C) by the Participant for Good Reason (as defined in the Participant’s employment agreement), in each case within 12 months following a Change of Control, then 100% of the Restricted Share Units that are not vested as of the date of such termination shall immediately vest and Shares shall be issued to the Participant on the date of such termination; and
(z)     in the event that the Participant’s employment with the Company or a Subsidiary or Affiliate is terminated as a result of the death or Disability of the Participant, then 100% of the Restricted Share Units that are not vested as of the date of such termination shall immediately vest and Shares shall be issued to the Participant or his/her heirs, assigns or personal representatives, as the case may be, within 60 days following the date of such termination.